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                                  EXHIBIT 16.1
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Securities and Exchange Commission
Washington, D.C. 20549



Gentlemen:

We were previously the accountants for U.S. Microbics, Inc. and Subsidiaries on January 09, 2002, we reported on the consolidated financial statements of U.S. Microbics, Inc. and Subsidiaries as of and for the year ended September 30, 2001. On March 20, 2002, we were dismissed as accountants of U.S. Microbics, Inc. We have read U.S. Microbics, Inc. statements included under Item 4 on Form 8-K for March 20, 2002, and we agree with such statements. .

Very truly yours,

/s/ Bradshaw, Smith & Co., LLP
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Las Vegas,  Nevada
March 21, 2002